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                                                              EXHIBIT 21.1

                                AMERICREDIT CORP.

                          SUBSIDIARIES OF THE COMPANY


                                                             State of
Subsidiary                                 Ownership %     Incorporation
- ----------                                 -----------     -------------
AmeriCredit Operating Co., Inc.                100%           Delaware
AmeriCredit Financial Services, Inc.           100%           Delaware
ACF Investment Corp.                           100%           Delaware
AmeriCredit Premium Finance, Inc.              100%           Delaware
AFS Funding Corp.                              100%           Nevada
AmeriCredit Receivables Finance Corp.          100%           Delaware
AmeriCredit Receivables Finance Corp.
  1995-A                                       100%           Delaware